Exhibit 99.1

Biodiesel Energy can be in your hands. . . August 2009 Volume 1, Number 7

Important Note: We will be soliciting proxies from our members in connection with the transactions discussed below. Soy Energy, LLC, our directors and officers may be deemed to be to participants in this solicitation. You can find the number of units of Soy Energy held by each of our directors and officers in our Amended Annual Report on Form 10-K, which was filed with the SEC on February 27, 2009. This document, along with the rest of our reports filed under the Securities Exchange Act of 1934, can be found on the SEC’s website at www.sec.gov. We will file a proxy statement with the SEC, which will also be available on the SEC’s website, no later than the day we first send form of proxies to our members in connection with this proxy solicitation. We encourage you to read this proxy statement AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. All of the documents on the SEC’s website are available to you at no charge. In addition, we maintain an internet website at www.soyenergyllc.com, which contains a link to our SEC filings. If you wish to receive a paper copy of the proxy statement when it becomes available, or any of our other reports filed under the Securities Exchange Act of 1934, please contact us at (712) 376-2081 and we will provide you with paper copies of such documents at no cost to you.

MEMBER UPDATE:

Soy Energy’s vision of owning and operating a biodiesel plant is one step closer to reality. The board of directors has entered into an Asset Purchase Agreement (Definitive Agreement) to purchase the Freedom Fuels biodiesel plant at Mason City. The capacity of the plant is 30 million gallons of biodiesel per year. The plant is designed to run on soybean oil and we anticipate attaching a module on the front end to enable the plant to run on corn oil and other various feedstocks. The plant was built to operate on soybean oil and has produced approximately 20 million gallons of biodiesel.

Freedom Fuels is currently in Chapter 11 bankruptcy reorganization. In the reorganization, it is the intent of Soy Energy to purchase substantially all the assets of Freedom Fuels for approximately $9 million. The bank holding the secured portion of the loan has agreed to this. In addition, we anticipate we will issue units to a group of Freedom Fuels’ members that are contributing assets with a value of approximately $3 million to Freedom Fuels’ reorganization. These Freedom Fuels members have formed a business called New Equity, LLC. Soy Energy has entered into a Unit Purchase Agreement with New Equity, LLC and we anticipate issuing units to New Equity, LLC that will represent an approximately 20% ownership interest in Soy Energy.

The original project plan was for a 30 million gallon multi-feedstock plant at Marcus for a cost of $2.00/gallon, or approximately $60 million in total for the project. The $9 million that Soy Energy will be paying for the 30 million gallon soy oil only Freedom Fuels plant equates to a cost of 30 cents/gallon ($9 million divided by 30 million gallons) on the plant, or approximately 15 cents on the dollar ($9 million divided by $60 million).

This purchase price does not take into account any units that will be issued to New Equity, LLC or the cost of installing a corn oil module on the Freedom Fuels plant.

The Asset Purchase Agreement provides that the assets we purchase from Freedom Fuels will be free and clear of liens. The remaining approximately $10-$12 million of Soy Energy’s capital will likely be used primarily for working capital. According to our pro forma calculations, we anticipate this amount will be adequate to begin operations.

The corn oil module that we anticipate putting on the front end of the plant is expected to cost approximately between $5-$8 million. We anticipate we will obtain debt financing for this project and are in the process of applying for a USDA loan guarantee in connection with obtaining such debt financing for the front end equipment. The anticipated build time of the corn oil module will be approximately 6-8 months after we have completed the purchase of the plant. Based on our pro forma calculations, we anticipate that installing the front equipment, so that we may process corn oil, will assist us in achieving positive margins from operations.

Before the board of directors approved the Purchase Agreement with Freedom Fuels, the board hired BCC Advisers to provide an opinion as to the fairness of the proposed transaction to the members of Soy Energy based on the consideration to be paid to acquire the Freedom Fuels plant. It was the opinion of BCC Advisers that the transaction is fair to the members of Soy Energy from a financial point of view.

The timetable for completing this transaction is as follows:

1.	Sign Asset Purchase Agreement (Definitive Agreement) - Completed
2.	Report to the Security Exchange Commission
3.	Host an Investor Tour/Open House at Freedom Fuels, Mason City
4.	Hold Soy Energy Annual Meeting (informational meeting)
5.	Hold a Soy Energy Investor meeting to vote on the proposal
6.	Receive final approval from the bankruptcy court
7.	Build the corn oil module
8.	Re-start plant operation

We will be holding an Open House at the Mason City Freedom Fuels plant on Friday and Saturday (Aug. 21 & Aug. 22) from 9 am to 2:30 pm. All our investors are invited to attend the Open House and look the facility over before the investor vote. If you plan on attending the Open House, please contact Becky at the Soy Energy office (712-376-2081).

The date of our Annual Meeting/Informational Meeting will be on Monday, August 24th. The purchase of this facility is being recommended by your board of directors but the final decision will be in the hands of the Soy Energy investors. If you have any questions, please contact Rick Davis at the Soy Energy office or one of the directors.

If you have any questions, feel free to contact Rick at the Soy Energy office (712-376-2081)

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions. These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

Soy Energy, LLC

PO Box 663

Marcus, IA 51035

Phone: 712-376-2081

Fax: 712-376-2333

E-mail: soyenergy@midlands.net

Web site: www.soyenergyllc.com